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                                                                    EXHIBIT 23.2

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Corsair Communications, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-xxxx) on Form S-8 of Corsair Communications, Inc. of our report dated February 4, 2000, relating to the consolidated balance sheets of Corsair Communications, Inc. and subsidiaries as of December 31, 1998, and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Corsair Communications, Inc.

                                                                    /s/ KPMG LLP



Mountain View, California
August 17, 2000